EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015
_________________________

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

August 26, 2019

Board of Directors
Metropolitan Bank Holding Corp.
99 Park Avenue
New York, New York 10016

Re:	Metropolitan Bank Holding Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 808,382 shares of common stock, $0.01 par value per share (the “Shares”), of Metropolitan Bank Holding Corp. (the “Company”) to be issued pursuant to the Metropolitan Bank Holding Corp. 2019 Equity Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Company’s Registration Statement on Form S-8 (the “Form S-8”) to be filed with the Securities Exchange Commission (the “Commission”) under the Securities Act, on the date hereof; (ii) the Certificate of Incorporation of the Company, as amended to date and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect, (iv) the Plan, (iv) certain resolutions of the board of directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and certain related matters; and (v) applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8 and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on the Form S-8.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC